STATEMENT RE COMPUTATION
                             OF PER SHARE EARNINGS
                                   EXHIBIT 11


                                THIRTEEN WEEKS ENDED     TWENTY-SIX WEEKS ENDED
                               -----------------------   -----------------------
                               AUGUST 30,   AUGUST 31,   AUGUST 30,   AUGUST 31,
                                  1997        1996         1997         1996

                                              (in thousands)

Average shares outstanding       17,726      17,694        17,710       17,694

Net effect of dilutive stock
  options based on the
  treasury stock method using
  average market price               35        --              29          --

Total                            17,761      17,694        17,739       17,694
                                =======     =======       =======      =======
Net income available to
  common shares                 $ 2,821     $ 1,441       $ 7,496      $ 4,822
                                =======     =======       =======      =======

Earnings per share              $  0.16     $  0.08       $  0.42      $  0.27
                                =======     =======       =======      =======